EXHIBIT 10(c)

                             RELEASE AGREEMENT


        This Release Agreement is entered into by and between John J. Dur, a resident of Henniker, New Hampshire (hereinafter referred to as "Associate"), and Stanhome Inc., a Massachusetts corporation having a principal place of business at 333 Western Avenue, Westfield, Massachusetts (hereinafter referred to as the "Company").

        In consideration of the promises, conditions and representations set forth herein, the severance payments being provided to Associate by the Company as set forth below, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Associate and the Company (hereinafter sometimes referred to collectively as the "Parties"), the Parties hereby agree as follows:

        1. Termination Date. Associate's employment with the Company and its subsidiaries shall terminate involuntarily without cause as of the close of business on April 30, 1998 (the "Termination Date").

        2. Continuation of Salary and Benefits After Termination. Prior to the Termination Date, Associate's salary and his participation in all compensation and benefit plans and programs in which he currently is a participant or from which he currently receives benefits will remain in effect on the same terms as are in effect as of the effective date of this Agreement.

        As of the Termination Date, Associate's salary and any other compensation and benefits he receives from the Company will terminate, other than compensation and/or benefits to which he continues to be entitled (a) pursuant to the terms of this Agreement, (b) as a matter of U.S. federal or state law, (c) pursuant to the agreements between the Parties to this Agreement listed below, or (d) pursuant to the terms of the compensation or benefit plans or programs in which he continues to be a participant or has a right to receive such compensation or benefits after the Termination Date listed below.

        The agreements and compensation and benefit plans and programs referred to herein are as follows:

        o Medical and Life Employee Group Insurance Plan under Policy #2232182 issued by Connecticut General Life Insurance Company to Stanhome Inc.
        o Accidental Death and Dismemberment Group Insurance Plan under policy issued by AIG Insurance Company to Stanhome Inc.
        o Stanhome Pension Plan and related Trust Agreement dated January 1, 1980, as amended
        o Stanhome Supplemental Pension Plan and related Trust Agreement dated January 1, 1995, as amended
        o Stanhome Investment Savings Plan and related Trust Agreement dated January 1, 1993, as amended
        o Stanhome Supplemental Investment Savings Plan and related Trust Agreement dated January 1, 1995, as amended
        o Stanhome Paysop Plan and related Trust Agreement dated October 15, 1985, as amended
        o   Stanhome Inc. 1991 Stock Option Plan
        o   Stanhome Inc. 1996 Stock Option Plan
        o   Management Incentive Plan
        o   Change in Control Agreement effective January 1, 1996
        o   Stanhome Matching Gifts Program

With respect to those Company compensation and benefit plans and programs in which Associate will continue to participate subsequent to the Termination Date, Associate's participation in such compensation and benefit plans and programs will be on terms no less favorable than in effect as of the effective date of this Agreement. Furthermore, the Company and Associate agree that after his Termination Date he will not become entitled to any increased benefits under such compensation and benefit plans and programs, but the benefits payable by the Company to Associate thereunder shall be based upon his length of service and compensation level as of the Termination Date. The payments described in this Agreement are made in recognition of the Associate's efforts on behalf of the Company and shall not be reduced in the event the Associate is paid any compensation by a purchaser or by any payments to Tozai Strategists by the Company.

        3.  Consideration.

        A. Severance Payments. Following the Termination Date, and for a period of twenty-four (24) consecutive months commencing May 1, 1998 and ending on April 30, 2000 (the "Severance Period"), Associate will receive severance payments equal to $23,800.00 per month. Payment will be made on the 15th day of each such month, commencing May 15, 1998. Such payments, based on Associate's current base salary, are in addition to anything of value to which Associate is already entitled or provided pursuant to this Agreement, any other agreement between the Parties or other Company plan or program. Moreover, such severance payments are not intended to include any unused, accrued vacation time to which Associate may be entitled or any other accrued but unpaid compensation or benefit to which Associate may be entitled under any Company compensation or benefit plan or program.

        B. Stock Options. Upon the Termination Date, the Company will promptly deliver to Associate appropriate amendments to Associate's Certificates of Grant relating to the Company's 1991 Stock Option Plans providing that the options under such plan shall be exercisable by the Associate or his guardian or legal representative(s) during the three-year period following his termination of employment as to the additional number of shares of the Company's common stock, par value $.125 per share, which the Associate would have become entitled to purchase during such three-year period if the Associate's employment had not terminated.

        C. Additional Payments. During the Severance Period, Associate will be paid an additional $1,400. each month of said period at the same time as he is paid the Severance Payments provided for in paragraph 3.A of this Agreement. These additional payments represent the Associate's present car allowance ($1,400. per month). Associate's present annual $5,000. medical supplementary bonus and annual $5,000. financial planning bonus will be paid in February 1999 and February 2000.

        D. Bonus. Associate acknowledges receipt of payment by the Company to him of the Special MIP bonus payment due him under Paragraph 2(A) of the Letter Agreement dated July 9, 1997 between the Company and Associate in full satisfaction of the Company's obligation to Associate under said Paragraph. In the event that the criteria are met for a bonus award to Associate under the 1998 Management Incentive Plan, Associate will be paid the pro-rata portion of the bonus award (for January through April of 1998) by March 15, 1999. The Special MIP bonus and 1998 MIP bonus, if any, will be included in the Final Average Earnings calculation for the Supplemental Pension Plan. In addition, if the Special MIP bonus or 1998 MIP Bonus are considered compensation for French tax purposes, such French taxes will be covered by the Company's Expatriate Policy.

        E. Insurance. Associate will continue to be covered by the group medical insurance coverage as set forth in the Stanhome Group Insurance Plan booklet dated December, 1994 (the "Plan") under the policy issued by Connecticut General Life Insurance Company (Policy #2232182) regardless of the location of Associate's eventual residence. Should the Plan be terminated in the future, the Company and its successors and assigns, as applicable, agree to provide Associate with coverage that is substantially the same as provided in the Plan. This group medical insurance coverage will cease effective April 30, 2000, or at such earlier time as Associate becomes eligible for coverage under a new employer's medical plan.

        During the Severance Period, the Company, its successors and assigns, will contribute 80% of the cost of the personal and dependent coverage and Associate will contribute 20% of such cost, which percentages shall be adjusted as necessary to be the same percentages as may be in effect for the cost of medical coverage of active employees of the Company and its successors and assigns. The continued medical coverage, as set forth in the Plan and the guaranteed contributions outlined above toward both personal coverage and dependent coverage, is binding upon and may not be revoked by the Company or any of its successors or assigns and will continue until coverage ceases as outlined above provided that Associate has paid his portion of the premium. In the event that Associate fails to pay his portion of the premium on time, the Company will pay the full premium and notify Associate of his failure to make timely payment. Associate shall have ten (10) days from his receipt of such notice to cure his failure to pay by repaying to the Company the amount advanced by the Company on his behalf, and the Company shall not allow his insurance coverage to be cancelled or to lapse until such ten-day period shall have expired.

        The Company, its successors and assigns, shall continue to provide at its sole expense the life insurance ($572,000. Death Benefit) and accidental death and dismemberment employee insurance coverage, as presently in effect, to the Associate during the Severance Period, or until Associate becomes eligible for a new employer's insurance coverage, if earlier.

        The Termination Date shall be treated as an event under the Consolidated Budget Reconciliation Act of 1985 (COBRA), and Associate will receive COBRA information under separate cover.

        F. Outplacement. The Company also will provide Associate with outplacement services as mutually agreed upon between the Parties, provided such outplacement services commence within twelve months from the Termination Date.

        G. Repatriation. The Associate, having repatriated to the United States prior to the Termination Date, remains entitled to any benefits under the Company Relocation Program, which have not been paid as of the date of this Agreement.

        H. References. The Company will provide references for Associate in accordance with its policy.

        I. Taxes. Tax issues relating to the Associate's employment as an Expatriate will be the responsibility of the Company in accordance with the Company's Expatriate Policy; but applicable taxes on all payments made to the Associate or his estate following the Termination Date (except for any 1998 MIP bonus to the extent considered part of 1998 compensation for French tax purposes) will be the sole responsibility of Associate (provided that the Company shall deduct applicable federal and state withholding income taxes on such payments) and will not be tax equalized.

        The Company will pay for Associate's tax preparation and advice for calendar years 1997 and 1998 and Associate will be entitled to any foreign tax credits that remain unused after the final tax equalization payment is made.

        J. Vacation and Vacation Pay. Your unused vacation for calendar years 1997 and 1998 was paid to you in a lump sum on March 15, 1998.

        K. French Termination Benefits. Any severance payments or other benefits required to be paid to Associate under the applicable laws or regulations of France by reason of Associate's termination from the Company or any of its affiliated companies shall be deducted from the payments and benefits to be paid or provided to Associate pursuant to this Agreement.

        L. Pension. Associate's pension will be calculated as of his Termination Date and will include the additional five years of service and five years of age as part of the previously announced Stanhome restructuring initiative. The Final Average Earnings on which Associate's pension will be determined will include his 1997 and 1998 MIP award (if any). The incremental pension benefit generated by the inclusion of the 1997 and any 1998 MIP award will be made a part of his non-qualified pension.

        M. Resignation from French Branch. The Associate declares that he has submitted his written resignation from the French branch of Stanhome Worldwide Direct Selling Group, Inc. effective on February 27, 1998, a copy of which is attached as Annex A.

        4.  Release.

        A. From Associate to the Company. In exchange for the compensation described in Paragraph 2 and other good and valuable consideration, Associate hereby agrees that he, his representatives, heirs, executors, administrators, agents, estate, successors and assigns release and forever discharge the Company and its affiliates and their successors, predecessors, assigns, directors, shareholders, officers, employees and/or agents, both individually and in their official capacities with the Company and/or its affiliates from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages, and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, relating to any matter, cause, or thing whatsoever arising on or prior to the date of this Agreement, including but not limited to rights or claims relating in any way to Associate's employment with or his termination of employment from the Company, including but not limited to claims arising under common law, contract, implied contract, public policy, tort, personal injury, or any federal, state or local statute, law, constitution, ordinance, regulation or order, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq., Title VII of the Civil Rights Act, The Americans with Disabilities Act, The Massachusetts Fair Employment Practices Act (Ch. 151C of MA statutes), the New Hampshire Employment Law (Ch. 275 of NH statutes), and/or any other applicable employment related foreign or U.S. federal, state or local statute, law, ordinance, regulation or order; provided, however, that nothing contained in this Paragraph 4 shall limit Associate's right to enforce the terms or sue for breach of (i) this Agreement, any agreement listed in Paragraph 2 of this Agreement, or any other agreement whatsoever unrelated to compensation and severance matters between the Parties hereto whether or not such agreement is listed in Paragraph 2 of this Agreement, (ii) any compensation or benefit plan or program in which he remains a participant or beneficiary beyond the Termination Date in accordance with the provisions of Paragraph 2, or (iii) Associate's right to indemnification as an officer or director of the Company and/or its affiliates. This release is intended by Associate to be a general release as to the claims described herein.

        B. From the Company to Associate. In exchange for Associate's release of the Company and the covenants made by Associate in Paragraph 8 hereof, the Company hereby agrees that it and its affiliates and subsidiaries, and their successors, predecessors, assigns, directors, shareholders, officers, employees and agents, both individually and in their official capacities with the Company and its affiliates, attorneys, and agents release and forever discharge Associate, his representatives, heirs, executors, administrators, agents, attorneys, estate, successors and assigns, from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, relating to any matter, cause, or thing whatsoever arising on or prior to the date of this Agreement, including but not limited to rights or claims relating in any way to Associate's employment with or his termination of employment from the Company (other than those involving fraud, gross negligence or gross willful misconduct) disclosed on the books or records of the Worldwide Direct Selling Group or disclosed to the Company's representatives during preparation for the Company's sale of that Group, provided, however, that nothing contained in this Paragraph 4 shall limit the Company's right to enforce the terms or sue for breach of (i) this Agreement, any agreement listed in Paragraph 2 of this Agreement, or any other agreement whatsoever unrelated to compensation and severance matters between the Parties hereto whether or not such agreement is listed in Paragraph 2 of this Agreement, or (ii) any compensation or benefit plan or program in which he remains a participant or beneficiary beyond the Termination Date in accordance with the provisions of Paragraph 2. This release is intended by the Company to be a general release as to the claims described herein.

        5. Indemnification. To the extent that Associate is not otherwise indemnified under a Company by-law or insurance policy, the Company will indemnify and hold harmless Associate against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by Associate in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which Associate may be involved or which Associate may be threatened arising out of actions taken by Associate in his capacity as an officer, director, employee, agent or representative of the Company or a direct or indirect subsidiary of the Company or, at the Company's request, another organization, or in any capacity with any employee benefit plan of the Company, or such a subsidiary or organization, with the exception of actions by him with respect to which a court of competent jurisdiction determines that Associate did not act in good faith in the reasonable belief that his action was in the best interest of the Company, or to the extent such claim relates to his service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan, without regard of the date when such claim is brought. Expenses, including without limitation counsel fees, reasonably incurred by Associate in connection with the defense or disposition of any such action, suit or other proceeding shall be paid from time to time by the Company in advance of the final disposition thereof upon receipt of an undertaking by Associate to repay to the Company the amounts previously advanced if it shall be adjudicated that indemnification for such expenses is not authorized hereunder.

        6. Waiver of Rights and Claims Under the Age Discrimination in Employment Act, as Amended. Associate has been informed that because he is over 40 years of age, he has or might have specific rights and/or claims under the Age Discrimination in Employment Act, as amended. In consideration for the compensation described hereunder, Associate specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed. Associate acknowledges that he has been provided such information or materials as is required by law in connection with this waiver.

        7. Company Files, Documents and Other Property. Associate warrants that he will return to the Company upon its request all keys or other items, including all Company files, reports, books, data and documents, that are in his possession or control and that are the property of the Company and not his personal files, reports, books, data and documents.

        8.  Representations.

        A. Associate is hereby advised by the Company to consult with an attorney prior to executing this Agreement.

        B. Associate was further advised, when he was presented with this Agreement on or before April 8, 1998 that he had at least 45 days within which to consider the Agreement, until the close of business on May 23, 1998.

        C. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

        D. The terms of this Agreement are contractual in nature and not a mere recital. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the Parties.

        E. Associate represents that he has read this Agreement, fully understands the terms and conditions of such Agreement, and is knowingly and voluntarily executing the same without any duress or undue influence.

        9. Resignations and Stock Transfers. Upon the Termination Date, Associate agrees to (i) resign from any position held by him with the Company or any direct or indirect affiliated company or organization, including but not limited to positions as an officer, director, committee member, or any other position, except for his position as Chairman of the Board of Directors of Cosmhogar, S.A. and a Director of Stanhome European Development Center, S.A., (ii) take any action necessary to transfer shares of stock held in his name or for his benefit on behalf of the Company in any direct or indirect affiliate of the Company, as requested by the Company, to the Company or a designee of the Company, and (iii) take any action and execute anything as may be necessary to accomplish the foregoing.

        10. Change in Control. Associate's Change in Control Agreement effective as of January 1, 1996 (the "Change in Control Agreement") shall remain in effect up to and including the Termination Date, and subsequent to the Termination Date in the event that an agreement with the Company to effectuate a Change in Control, as defined in the Change of Control Agreement, is entered into prior to the Termination Date. It is agreed that Associate's termination under this Agreement is (i) for reasons other than those set forth under Paragraphs 1(a) and 1(b) of the Change in Control Agreement and (ii) at the direction of the person (as defined in Paragraph 4(a)(i) of the Change in Control Agreement) who has entered into such an agreement with the Company to effectuate such a Change in Control as described under and subject to said Paragraph 1(b). To the extent that any payments made to Associate under the Change in Control Agreement are made for the same purpose as the severance amounts specified above in Paragraphs 3.A and 3.D (without giving effect to the Gross-Up Payment in Paragraph 1(c) of the Change in Control Agreement for these purposes), such Change in Control payments shall be in substitution for such severance amounts except to the extent that any bonus shall be due and payable with respect to any year preceding that in which the Change in Control occurs. To the extent the amounts specified in Paragraphs 3.A and 3.D are greater than those paid under the Change in Control Agreement, the amount by which such amounts and benefits in Paragraphs 3.A and 3.D exceed the amounts paid under the Change in Control Agreement shall be paid in accordance with the terms of this Agreement. If Associate is paid all amounts due him under the Change in Control Agreement in the event of a Change in Control, then Associate shall not be paid any amounts due him under Paragraph 3.C for the remaining term of this Agreement.

        If a Change in Control, as defined in the Change in Control Agreement, occurs after the Termination Date, the payments to be made to Associate under Paragraphs 3.A, 3.C and 3.D shall be paid in a lump sum upon the occurrence of such Change in Control.

        If any of the payments and benefits under this Agreement are subject to the Excise Tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), such payments and benefits shall be deemed to be "...other payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee's termination of employment..." under Paragraph 1(c) of the Change in Control Agreement and the Company shall pay Associate the Gross-Up Payment as shall be determined in accordance with said Paragraph 1(c) as if it had remained in effect.

        Except as provided under this paragraph, all amounts and benefits to be paid or provided under this Agreement shall be so paid or provided as set forth herein without regard to the Change in Control Agreement.

        11.  Non-Disclosure and Non-Competition Covenants.

        A. Associate agrees that he will not use or disclose to anyone (other than for the benefit of the Worldwide Direct Selling Group), at any time hereafter, any confidential information obtained by Associate or made known to Associate while he was employed by the Worldwide Direct Selling Group. As used herein, "confidential information" includes but is not limited to trade secrets and the names and addresses of employees, dealers, customers, suppliers and vendors, including any and all employee dealer, customer, supplier and vendor lists of it or any affiliate.

        B. Unless expressly permitted in writing by the Company, for a period of twelve months following the Termination Date, Associate will not, directly or indirectly, alone, as a member of a partnership, or as an officer, agent, employee, director, stockholder, member, investor, consultant or associate of any limited liability company or corporation own, manage, operate, join, control or participate in the ownership, management, operation, or control of, or work for or be connected in any capacity with, any business that does (i) bear or use the names "Stanhome" or "Stanley Home Products" or any name similar to that of Stanhome Inc.,
(ii) compete with the direct selling business of the Worldwide Direct Selling Group or (iii) attempt to induce any employee of the Company and/or one or more of its affiliates to terminate his or her employment relationship, nor will Associate directly or indirectly employ any such person so induced.

        C. Paragraphs 11.A and 11.B do not have any application with respect to Associate's position as an employee, consultant or advisor to Laboratoires de Biologie de Vegetale Yves Rocher or any of its subsidiaries.

        12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or assigns of the Company, and any such successor or assign shall be deemed substituted for the Company under the terms of this Agreement, and as a condition thereof, such successor and assign shall expressly assume in writing the rights, duties and obligations of the Company. As used in the Agreement, the term "successor or assign" or "successors or assigns" shall include any person, firm, corporation, or other entity which at any time, whether by merger, consolidation, purchase, or otherwise, acquires all or substantially all of the assets, capital stock or business of the Company. The rights and obligations of Associate under this Agreement, including his right to exercise vested stock options, shall inure to the benefit of, be binding upon, be exercisable by and be enforceable by Associate's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Associate should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

        13. Amendment or Modification. This Agreement may not be amended, modified, altered or changed except upon written consent of the Parties.

        14. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions but the obligation to be fulfilled under such invalid or unenforceable provision shall automatically be reduced to the limit of validity or enforceability prescribed by law, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

        15. Validity. If any of the provisions of this Agreement are declared or determined by any court of competent jurisdiction to be illegal, invalid or inoperative, such determination shall not affect the validity or efficacy of the remaining parts, terms or provisions of this Agreement and any such illegal, invalid or inoperative part, term or provision shall be deemed severable and not to be a part of this Agreement.

        16. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The waiver of any breach of this Agreement by either party or the failure of either party to require the performance of any term or obligation of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of or prevent any subsequent enforcement of such term or obligation in another instance or be deemed a waiver of any subsequent breach.

        17. Entire Agreement. Associate and the Company agree that this Agreement contains and constitutes the entire understanding and agreement between the Parties hereto respecting the terms of Associate's termination from the Company and supersedes all previous written or verbal negotiations, agreements, commitments, and writings in connection with severance or compensation arrangements, including the Letter Agreement dated July 9, 1997, between Associate and the Company, and addendum to such Letter Agreement dated November 13, 1997. This Agreement expressly does not supersede or cancel the Change in Control Agreement effective January 1, 1996, any compensation and benefit agreements, plans and programs listed in Paragraph 2 of this Agreement or any other agreements whether or not listed in Paragraph 2 of this Agreement not referred to in the preceding sentence.

        18. Execution. This Agreement may be executed in two or more duplicate counterparts, each of which shall be treated as an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

        19. Notice. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, overnight delivery or telecopy to the following addresses:

        a. All notices to Associate shall be addressed to him as follows:

           Mr. John J. Dur
           P.O. Box 590
           16 French Pond Road
           Henniker, NH  03242

        b. All notices to the Company shall be addressed to it as follows:

           Mr. Allan G. Keirstead
           Vice Chairman, Executive Vice President,
           Chief Administrative and Financial Officer
           Stanhome Inc.
           333 Western Avenue
           Westfield, Massachusetts 01085

        Either Party may change the address to which notices are to be sent by providing notice in writing to the other Party in accordance with the terms hereof.

        20. Effective Date. Associate may revoke this Agreement for a period of seven (7) days following its execution by him, and the Agreement shall not become effective or enforceable until the date upon which this revocation period has expired (the "Effective Date"). If the Effective Date is later than the Termination Date, all payments that would have been made prior to such date shall be paid as of the Effective Date.

        Executed this 8 day of April, 1998.



                             /s/ John J. Dur
                             -------------------------------------------
                                 John J. Dur



                             STANHOME INC.


                             By: /s/ Allan G. Keirstead
                                ----------------------------------------
                                Allan G. Keirstead
                                Vice Chairman, Executive Vice President,
                                Chief Administrative & Financial Officer





                                  ANNEX A


                                             6, rue Jean Jaures
                                             Tour Cofonca
                                             92807 Puteaux Cedex, France


H. L. Tower
Chairman and Chief Executive Officer
Stanhome Worldwide Direct Selling Group, Inc.
Suite 1300
1105 North Market Street
Wilmington, Delaware 19899
U.S.A.

Paris, February 27, 1998

Dear Bill:

      I hereby communicate to you my resignation as employee with regard to all functions I exercised in the French branch of Stanhome Worldwide Direct Selling Group, Inc. as of February 27, 1998.

      I request that you waive and release me from my obligation to work during the notice period and I hereby renounce any compensatory notice period indemnity.

                                              Sincerely,


                                              /s/ John J. Dur
                                              ----------------------------
                                              John J. Dur